Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Cablevision Systems Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-86789 and 333-71965) on Forms S-3 and in the registration statements (Nos. 33-19409, 33-36282, 333-41349, 333-79485, 333-57924, 333-36282-99, 333-41349-99, and 333-57922) filed on Forms S-8 of Cablevision Systems Corporation of our report dated March 1, 2006, except for Note 2, which is as of  September 20, 2006, with respect to the consolidated balance sheets of Cablevision Systems Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ deficiency and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005 and the related financial statement schedule for each of the years in the three-year period ended December 31, 2005, and our report dated March 1, 2006, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 combined annual report on Form 10-K/A of Cablevision Systems Corporation and CSC Holdings, Inc.

Our report dated March 1, 2006, except for Note 2, which is as of September 20, 2006, refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, in the year ended December 31, 2003, and to the restatement of the consolidated financial statements as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005.

/s/ KPMG LLP

Melville, New York
September 20, 2006